American Assets Trust, Inc. Reports Second Quarter 2024 Financial Results

Net income available to common stockholders of $11.9 million and $31.2 million for the three and six months ended June 30, 2024, respectively, or $0.20 and $0.52 per diluted share, respectively.
Funds from Operations ("FFO") per diluted share increased 2% and 6% year-over-year for the three and six months ended June 30, 2024, respectively, or $0.60 and $1.32 per diluted share, respectively.
Increased 2024 FFO per diluted share guidance to a range of $2.48 to $2.54 with a midpoint of $2.51, a 9.6% increase over prior guidance.
CEO Succession Planning - Ernest Rady to transition to Executive Chairman and Adam Wyll to transition to Chief Executive Officer, effective January 1, 2025.

SAN DIEGO, California - 7/30/2024 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2024.

Second Quarter Highlights
•Net income available to common stockholders of $11.9 million and $31.2 million for the three and six months ended June 30, 2024, respectively, or $0.20 and $0.52 per diluted share, respectively.
•FFO increased 2% and 6% year-over-year to $0.60 and $1.32 per diluted share for the three and six months ended June 30, 2024, respectively, compared to the same periods in 2023.
•Same-store cash Net Operating Income ("NOI") increased 2.1% and 1.8% year-over-year for the three and six months ended June 30, 2024, respectively, compared to the same periods in 2023. However, excluding a write-off of $0.5 million in the first quarter for non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment, same-store cash NOI increased 2.2% year-over-year for the six months ended June 30, 2024 compared to the same period in 2023.
•Increased 2024 FFO per diluted share guidance to a range of $2.48 to $2.54 with a midpoint of $2.51, a 9.6% increase over the prior 2024 guidance midpoint of $2.29.
•Leased approximately 53,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 15% and 5%, respectively, during the second quarter.
•Leased approximately 64,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 34% and 6%, respectively, during the second quarter.

Financial Results

(Unaudited, amounts in thousands, except per share data)	Three Months Ended June 30		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to American Assets Trust, Inc. stockholders	$11,904	$11,983	$31,164	$28,119
Basic and diluted income attributable to common stockholders per share	$0.20	$0.20	$0.52	$0.47
FFO attributable to common stock and common units	$46,113	$45,034	$100,761	$95,414
FFO per diluted share and unit	$0.60	$0.59	$1.32	$1.25

Net income attributable to common stockholders increased $3.0 million for the six months ended June 30, 2024 compared to the same period in 2023, primarily due to (i) a $10 million settlement payment received during the first quarter relating to building specifications for one of the existing buildings at our office project in University Town Center (San Diego), (ii) a $1.4 million net increase in our multifamily segment primarily due to an overall increase in average monthly base rent and an increase in occupancy and (iii) a $0.6 million net increase in our retail segment due to new tenant leases signed, scheduled rent increases and an increase in cost recoveries. These increases were offset by (i) a $6.3 million net settlement payment received on January 3, 2023 related to certain building systems at our Hassalo on Eighth property, (ii) a $1.0 million net decrease in our office segment due to lower occupancy and reduced annualized base rents within our Lloyd Portfolio, (iii) $0.5 million in non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment and (iv) higher net interest expense of approximately $0.4 million primarily due to the $225 million Amended and Restated Term Loan Agreement, partially offset by an increase in capitalized interest related to our development projects.

FFO increased $1.1 million for the three months ended June 30, 2024 compared to the same period in 2023, primarily due to an increase in our multifamily segment due to higher occupancy and average monthly base rent and an increase in other income due to interest and investment income attributed to higher yield on our average cash balance during the period. These increases were offset by a decrease in our office segment due to lower occupancy and base rents within our Lloyd Portfolio.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2024	March 31, 2024	June 30, 2023
Total Portfolio
Office	86.6%	86.4%	87.4%
Retail	94.5%	94.4%	94.6%
Multifamily	90.0%	92.8%	85.9%
Mixed-Use:
Retail	95.7%	95.4%	94.6%
Hotel	88.1%	89.8%	83.2%

Same-Store Portfolio
Office (1)	88.8%	88.6%	89.6%
Retail	94.5%	94.4%	94.6%
Multifamily	90.0%	92.8%	85.9%
Mixed-Use:
Retail	95.7%	95.4%	94.6%
Hotel	88.1%	89.8%	83.2%
(1) Same-store office leased percentages exclude One Beach Street due to significant redevelopment activity and land held for development.

During the second quarter of 2024, the company signed 37 leases for approximately 164,700 square feet of office and retail space, as well as 395 multifamily apartment leases. Renewals accounted for 83% of the comparable office leases, 94% of the comparable retail leases, and 61% of the residential leases.

Office and Retail
The annualized base rent per leased square foot as of the end of the indicated quarter was as follows:

		3rd Quarter 2023	4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024
Office	Weighted Average Portfolio	$55.54	$56.27	$55.72	$55.48
Retail	Weighted Average Portfolio	$26.34	$26.44	$26.65	$26.85

On a comparable basis (i.e., leases for which there was a former tenant) our office and retail leasing spreads as of the end of the indicated quarter are shown below:

		3rd Quarter 2023	4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024
Office	Cash Basis % Change Over Prior Rent	7.0%	22.4%	7.9%	5.2%
	Straight-Line Basis % Change Over Prior Rent	13.5%	30.1%	10.9%	14.5%

Retail	Cash Basis % Change Over Prior Rent	8.2%	6.8%	1.9%	5.8%
	Straight-Line Basis % Change Over Prior Rent	18.7%	12.8%	22.3%	34.4%

On a comparable basis (i.e., leases for which there was a former tenant) during the second quarter of 2024 and trailing four quarters ended June 30, 2024, our office and retail leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q2 2024	12	53,000	5.2%	$46.77	$44.46	14.5%
	Last 4 Quarters	38	219,000	8.4%	$55.98	$51.66	14.2%

Retail	Q2 2024	16	64,000	5.8%	$46.81	$44.25	34.4%
	Last 4 Quarters	85	408,000	5.6%	$36.22	$34.12	21.4%

Multifamily
The average monthly base rent per leased unit as of the end of the indicated quarter was as follows:

	3rd Quarter 2023	4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024
Average Monthly Base Rent per Leased Unit	$2,667	$2,619	$2,685	$2,711

Same-Store Cash Net Operating Income
For the three and six months ended June 30, 2024, same-store cash NOI increased 2.1% and 1.8%, respectively, compared to the three and six months ended June 30, 2023. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Change	2024	2023	Change
Cash Basis:
Office	$35,730	$35,778	(0.1)%	$69,244	$69,294	(0.1)%
Retail	18,684	18,108	3.2	36,365	35,806	1.6
Multifamily	9,240	8,438	9.5	18,753	17,493	7.2
Mixed-Use	6,000	5,870	2.2	12,066	11,365	6.2
Same-store Cash NOI (1)	$69,654	$68,194	2.1%	$136,428	$133,958	1.8%
(1) Same-store office portfolio excludes One Beach Street due to significant redevelopment activity and land held for development.

Same-Store Cash Net Operating Income - Excluding Construction in Progress Write-off
During the first quarter of 2024, the company wrote off $0.5 million in non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment. Excluding such non-recurring costs, same-store cash NOI increased 2.2% for the six months ended June 30, 2024, and same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Change	2024	2023	Change
Cash Basis
Office	$35,730	$35,778	(0.1)%	$69,244	$69,294	(0.1)%
Retail	18,684	18,108	3.2	36,888	35,806	3.0
Multifamily	9,240	8,438	9.5	18,753	17,493	7.2
Mixed-Use	6,000	5,870	2.2	12,066	11,365	6.2
Same-store Cash NOI - Excluding Construction in Progress Write-off	$69,654	$68,194	2.1%	$136,951	$133,958	2.2%

Office same-store cash NOI slightly decreased for the three and six months ended June 30, 2024, compared to the three and six months ended June 30, 2023, primarily due to lower occupancy and annualized base rents at Lloyd Portfolio.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At June 30, 2024, the company had gross real estate assets of $3.8 billion and liquidity of $514.9 million, comprised of cash and cash equivalents of $114.9 million and $400.0 million of availability on its line of credit. At June 30, 2024, the company had only 1 out of 31 assets encumbered by a mortgage.

On July 18, 2024, we borrowed $100 million on our unsecured revolving line of credit to repay the entirety of our 3.78% Senior Guaranteed Notes, Series F, upon their maturity on July 19, 2024.

Dividends
The company declared dividends on its shares of common stock of $0.335 per share for the second quarter of 2024. The dividends were paid on June 20, 2024.

In addition, the company has declared a dividend on its common stock of $0.335 per share for the third quarter of 2024. The dividend will be paid in cash on September 19, 2024 to stockholders of record on September 5, 2024.

Guidance
The company increased its 2024 FFO per diluted share guidance to a range of $2.48 to $2.54 per share, an increase of 9.6% at midpoint from the prior 2024 FFO per diluted share guidance range of $2.24 to $2.34 per share. The increased guidance is partially attributable to an $11 million lease termination fee received from a tenant that will be recognized by the company in the third quarter of 2024.

Management will discuss the company's revised guidance in more detail during tomorrow's earnings call. Except as discussed during the call, the company's revised guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financing or repayments. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

CEO Succession
On July 25, 2024, Ernest S. Rady, the company’s Chairman and CEO, gave notice of his intention to transition from CEO to Executive Chairman, effective as of January 1, 2025.

In connection with Mr. Rady’s transition, the company’s board of directors has appointed Adam Wyll, the company’s President and COO, to the role of President and CEO effective on January 1, 2025. Mr. Wyll joined the company’s predecessor in 2004 and has held multiple positions on the company’s executive management team, including President and COO since 2021 and Executive Vice President and COO from 2019 to 2021. Mr. Wyll has over twenty years of experience in commercial real estate, acquisitions and dispositions, structured finance, leasing, and corporate and securities matters.

“I am pleased to announce the appointment of Adam as the new CEO in January 2025. Adam has demonstrated exceptional leadership, a strong commitment to our mission and a deep understanding of our industry, at all levels of our organization. I am confident Adam will continue to build on our solid foundation and guide the company towards a bright future. In my role as Executive Chairman, I look forward to continue leading our board meetings and strategy. I am in good health and have no plans to retire for the foreseeable future,” said Ernest Rady.

Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2024 on Wednesday, July 31, 2024 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-833-816-1162 and ask to join the American Assets Trust, Inc. conference call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2024 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2024	December 31, 2023
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,524,459	$3,502,251
Construction in progress	244,995	239,030
Held for development	487	487
	3,769,941	3,741,768
Accumulated depreciation	(1,087,473)	(1,036,453)
Real estate, net	2,682,468	2,705,315
Cash and cash equivalents	114,880	82,888
Accounts receivable, net	7,557	7,624
Deferred rent receivables, net	90,103	89,210
Other assets, net	97,924	99,644
Total assets	$2,992,932	$2,984,681
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,714	$74,669
Unsecured notes payable, net	1,616,259	1,614,958
Accounts payable and accrued expenses	70,222	61,312
Security deposits payable	8,951	8,880
Other liabilities and deferred credits, net	77,130	71,187
Total liabilities	1,847,276	1,831,006
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,901,583 and 60,895,786 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	609	609
Additional paid-in capital	1,472,569	1,469,206
Accumulated dividends in excess of net income	(289,486)	(280,239)
Accumulated other comprehensive income	8,557	8,282
Total American Assets Trust, Inc. stockholders' equity	1,192,249	1,197,858
Noncontrolling interests	(46,593)	(44,183)
Total equity	1,145,656	1,153,675
Total liabilities and equity	$2,992,932	$2,984,681

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Rental income	$105,094	$103,901	$210,115	$206,611
Other property income	5,796	5,820	11,470	10,864
Total revenue	110,890	109,721	221,585	217,475
Expenses:
Rental expenses	29,505	28,711	59,346	56,216
Real estate taxes	10,843	11,086	22,089	22,718
General and administrative	8,737	8,609	17,579	17,608
Depreciation and amortization	31,011	29,823	61,228	59,724
Total operating expenses	80,096	78,229	160,242	156,266
Operating income	30,794	31,492	61,343	61,209
Interest expense, net	(16,289)	(16,368)	(32,544)	(32,097)
Other income, net	789	273	11,118	6,951
Net income	15,294	15,397	39,917	36,063
Net income attributable to restricted shares	(195)	(190)	(391)	(379)
Net income attributable to unitholders in the Operating Partnership	(3,195)	(3,224)	(8,362)	(7,565)
Net income attributable to American Assets Trust, Inc. stockholders	$11,904	$11,983	$31,164	$28,119

Net income per share
Basic income attributable to common stockholders per share	$0.20	$0.20	$0.52	$0.47
Weighted average shares of common stock outstanding - basic	60,312,878	60,146,210	60,311,399	60,145,414

Diluted income attributable to common stockholders per share	$0.20	$0.20	$0.52	$0.47
Weighted average shares of common stock outstanding - diluted	76,494,415	76,327,747	76,492,936	76,326,951

Dividends declared per common share	$0.335	$0.330	$0.670	$0.660

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Funds From Operations (FFO)
Net income	$15,294	$39,917
Depreciation and amortization of real estate assets	31,011	61,228
FFO, as defined by NAREIT	$46,305	$101,145
Less: Nonforfeitable dividends on restricted stock awards	(192)	(384)
FFO attributable to common stock and units	$46,113	$100,761
FFO per diluted share/unit	$0.60	$1.32
Weighted average number of common shares and units, diluted	76,495,008	76,493,569

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Same-store cash NOI - Excluding construction in progress write-off	$69,654	$68,194	$136,951	$133,958
Construction in progress write-off (1)	—	—	(523)	—
Same-store cash NOI (2)	69,654	68,194	136,428	$133,958
Non-same-store cash NOI	(397)	(258)	(692)	(495)
Tenant improvement reimbursements (3)	183	197	318	338
Cash NOI	$69,440	$68,133	$136,054	$133,801
Non-cash revenue and other operating expenses (4)	1,102	1,791	4,096	4,740
General and administrative	(8,737)	(8,609)	(17,579)	(17,608)
Depreciation and amortization	(31,011)	(29,823)	(61,228)	(59,724)
Interest expense, net	(16,289)	(16,368)	(32,544)	(32,097)
Other income, net	789	273	11,118	6,951
Net income	$15,294	$15,397	$39,917	$36,063

Number of properties included in same-store analysis	30	30	30	29

(1)    During the first quarter of 2024, the company wrote off $0.5 million in non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment.
(2)    Same-store office portfolio excludes One Beach Street due to significant redevelopment activity and land held for development.
(3)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii.  The company's office portfolio comprises approximately 4.1 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,110 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; investment returns from our developed properties may be less than anticipated; general economic conditions; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; system failures or security incidents through cyber attacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of COVID-19 and its variants) and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; on-going and/or potential litigation; difficulties in completing dispositions; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607